UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2020

Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland		001-32891	20-3552316
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road
Winston-Salem,	North Carolina		27105
(Address of principal executive offices)			(Zip Code)
 (336) 519-8080
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on December 15, 2017, Hanesbrands Inc. (the “Company”), along with each of MFB International Holdings S.à r.l. and HBI Australia Acquisition Co. Pty Ltd, wholly owned subsidiaries of the Company (the “Loan Parties”), entered into the Fourth Amended and Restated Credit Agreement, dated as of December 15, 2017 (the “Credit Agreement”), with the various financial institutions and other persons from time to time party to the Credit Agreement as lenders, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent.

On April 27, 2020, the Company, along with the Loan Parties, entered into a First Amendment and Waiver (the “First Amendment”) to the Credit Agreement. The First Amendment effects changes to certain provisions and covenants under the Credit Agreement during the period beginning with the fiscal quarter ending June 27, 2020 and continuing through the fiscal quarter ending July 3, 2021 (such period of time, the “Covenant Relief Period”), including: (a) suspension of compliance with the maximum leverage ratio; (b) reduction of the minimum interest coverage ratio from 3.00 to 1.00 to (i) 2.00 to 1.00 for the fiscal quarters ending June 27, 2020 through April 3, 2021 and (ii) 2.25 to 1.00 for the fiscal quarter ending July 3, 2021; (c) a minimum EBITDA covenant of $625 million as of June 27, 2020, $505 million as of September 26, 2020, $445 million as of January 2, 2021, $435 million as of April 3, 2021 and $505 million as of July 3, 2021; (d) a minimum liquidity covenant of $300 million, increasing to $400 million upon certain conditions; (e) increased limitations on investments, acquisitions, restricted payments and the incurrence of indebtedness; and (f) anti-cash hoarding provisions. During the Covenant Relief Period, the applicable margin and applicable commitment fee margin will be calculated assuming the leverage ratio is greater than or equal to 4.50 to 1.00. The First Amendment also permanently amends the definition of “leverage ratio” for purposes of the financial covenant calculation to remove the maximum amount of cash allowed to be netted from the definition of “indebtedness” and to allow for the netting of cash from certain foreign subsidiaries.

The foregoing description of the First Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the First Amendment or the Credit Agreement, as applicable.

From time to time, the financial institutions party to the Credit Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. For example, certain lenders under the Credit Agreement and/or their affiliates are parties to the Company’s accounts receivable securitization facility.

Item 2.02. Results of Operations and Financial Condition

On April 30, 2020, the Company issued a press release announcing its financial results for the first quarter ended March 28, 2020. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 7.01. Regulation FD Disclosure

The Company has made available on the investors section of its corporate website, www.Hanes.com/investors, certain supplemental materials regarding Hanesbrands’ financial results and business operations (the “Supplemental Information”). The Supplemental Information is furnished herewith as Exhibit 99.2 and is incorporated by reference. All information in the Supplemental Information is presented as of the particular date or dates referenced therein, and Hanesbrands does not undertake any obligation to, and disclaims any duty to, update any of the information provided.

Exhibits 99.1 and 99.2 to this Current Report on Form 8-K include forward-looking financial information that is expected to be discussed on Hanesbrands’ previously announced conference call with investors and analysts to be held at 8:30 a.m., Eastern time on April 30, 2020. The call may be accessed at www.Hanes.com/investors. Replays of the call will be available at www.Hanes.com/investors and via telephone. The telephone playback will be available from approximately 12:00 p.m., Eastern time, on April 30, 2020, until midnight, Eastern time, on May 7, 2020. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 4683026.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1
First Amendment and Waiver dated April 27, 2020 to Fourth Amended and Restated Credit Agreement among Hanesbrands Inc., MFB International Holdings S.à r.l., HBI Australia Acquisition Co. Pty Ltd, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent.

Exhibit 99.1	Press Release dated April 30, 2020
Exhibit 99.2	Supplemental Information
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 30, 2020	HANESBRANDS INC.

	By:	/s/ M. Scott Lewis
M. Scott Lewis
Interim Chief Financial Officer and Chief Accounting Officer